Exhibit 99.1

Tuesday, February 10, 2015

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2014;

Lakeville, Connecticut, February 10, 2015 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2014.

During 2014 Salisbury completed strategic initiatives, which enhances its market position in each of the three states in which it operates:

•	In May 2014, the Bank opened a new branch in Great Barrington, Massachusetts.
•	In June 2014, the Bank completed its acquisition of a branch and the related deposits of another bank located in Sharon, Connecticut. Operations of the Bank’s existing Sharon, Connecticut branch were consolidated into this new location.
•	In December 2014, the Bank completed its acquisition of Riverside Bank of Poughkeepsie, New York, adding four new offices and a strong commercial loan focus to Salisbury’s New York market presence.

During the fourth quarter Salisbury terminated its previously frozen defined benefit pension plan. Net one-time expenses related to the termination were approximately $208,000 (pre-tax).

Selected fourth quarter 2014 highlights

Net income available to common shareholders was $196,000, or $0.10 per common share, for its fourth quarter ended December 31, 2014 (fourth quarter 2014), compared with $728,000, or $0.43 per common share, for the third quarter ended September 30, 2014 (third quarter 2014), and $940,000, or $0.55 per common share, for the fourth quarter ended December 31, 2013 (fourth quarter 2013). Fourth quarter 2014 results include $1,153,000 (after tax) of non-recurring expense related to the strategic initiatives noted above and pension termination. Earnings per common share decreased $0.33, or 77%, versus third quarter 2014 and also declined by $0.45, or 82% as compared to fourth quarter 2013.

•	Excluding one-time expenses of $1.1 million (net of taxes), earnings per share would have been $0.68 per share for the quarter, an increase of $0.16, or 30% as compared to third quarter 2014 adjusted for one-time expenses (net of taxes) of $164,000.
•	Tax equivalent net interest income increased $963,000, or 19.0%, versus third quarter 2014 and increased $923,000, or 18.0%, versus fourth quarter 2013.
•	Non-interest expense increased $1.9 million, or 37.6%, versus fourth quarter 2013 and increased $1.7 million, or 34.1%, versus third quarter 2014.
•	Provision for loan losses was $165,000, versus $190,000 for fourth quarter 2013 and $318,000 for third quarter 2014.
•	Net loan charge-offs were $190,000, versus $163,000 for fourth quarter 2013 and $36,000 for third quarter 2014.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “The fourth quarter saw the completion of two major initiatives – the acquisition of Riverside Bank and the termination of our previously frozen defined benefit pension plan. The Riverside transaction and integration of the two banks have been well received by our customers and the communities we serve. This is a testament to the efforts and dedication of both the Salisbury and Riverside teams and speaks well of the cultural fit of the two organizations. The termination of the pension plan is intended to reduce the Bank’s future operating expenses and benefit exposure. Our results for the calendar quarter and year ended December 31, 2014 included a number of one-time expenses related to the initiatives undertaken in 2014. In addition to those completed during the fourth quarter, other initiatives completed earlier in 2014 include the opening of the Great Barrington, MA branch and the acquisition of a branch in Sharon, CT from another bank. These successfully completed initiatives will facilitate our future growth in serving our expanding customer base. We are excited about the expansion of our markets in 2014, including Great Barrington, Massachusetts, with our de novo branch, as well as the greater Poughkeepsie market with the completion of the Riverside acquisition, and we look forward to serving these communities with the same dedication that we’ve served the greater Salisbury community for over 165 years.”

Earnings Summary:

Net income of $236,000 for the three months ended December 31, 2014, as compared to the three months ended September 30, 2014, includes:

•	An increase of $963,000 in net interest income which includes a contribution of $181,000 as a result of purchase accounting.
•	A decrease to provision for loan loss of $153,000.
•	An increase of $26,000 in non-interest income.
•	An increase to non-interest expense of $342,000, adjusted for certain one-time expenses of $1.6 million and $195,000 for fourth quarter 2014 and third quarter 2014, respectively.

Net Interest Income

Tax equivalent net interest income increased $963,000, or 19.0%, versus third quarter 2014 and increased $923,000, or 18.0%, versus fourth quarter 2013. Average total interest bearing deposits increased $15.7 million versus third quarter 2014 and increased $4.4 million, or 1.11%, versus fourth quarter 2013. Average earning assets increased $55.1 million versus third quarter 2014 and increased $102.1 million, or 18.6%, versus fourth quarter 2013. The tax equivalent net interest margin increased 29 basis points versus third quarter 2014 and decreased three basis points versus fourth quarter 2013 to 3.68% for fourth quarter 2014.

Non-Interest Income

Non-interest income for fourth quarter 2014 increased $26,000 versus third quarter 2014 and increased $9,000 versus fourth quarter 2013. Trust and Wealth Advisory revenues decreased $5,000 versus third quarter 2014 and increased $11,000 versus fourth quarter 2013. The quarter-over-quarter revenue decrease resulted from decreased estate administration fees slightly offset by higher market values. Service charges and fees increased $26,000 versus third quarter 2014, and increased $53,000 versus fourth quarter 2013 mainly due to restructuring of deposit fees and increased volume of debit card interchange fees in 2014. Income from mortgage lending decreased $5,000 and $80,000 versus third quarter 2014 and fourth quarter 2013, respectively, primarily due to fewer loans sold in 2014 than in 2013. Mortgage loan sales totaled $0.9 million for fourth quarter 2014, $1.4 million for third quarter 2014 and $2.4 million for fourth quarter 2013. In addition, fourth quarter 2014, third quarter 2014 and fourth quarter 2013 included mortgage servicing amortization expense of $83,000, $55,000 and $91,000, respectively.

Non-Interest Expense

Non-interest expense for fourth quarter 2014 increased $1.7 million versus third quarter 2014 and increased $1.9 million versus fourth quarter 2013. Salaries and benefits increased $815,000 versus third quarter 2014 and increased $868,000 versus fourth quarter 2013 due to changes in staffing levels, merit increases, termination of the defined benefit pension plan, and payments related to the Riverside acquisition. Premises and equipment costs increased $260,000 versus third quarter 2014 and increased $379,000 versus fourth quarter 2013. The fourth quarter increase was primarily due to the increased number of leased properties and maintenance and repairs to buildings. The year-over-year increase is mainly due to the opening of the Great Barrington, Massachusetts branch, the acquisition and consolidation of the Sharon branch and related renovation expense. Data processing increased $144,000 versus third quarter 2014 and increased $194,000 versus fourth quarter 2013. Professional fees increased $434,000 versus third quarter 2014 and increased $346,000 versus fourth quarter 2013 due to consulting, legal and other professional services associated with the Riverside merger. Collections and OREO expense increased $83,000 versus third quarter 2014 due primarily to write-down of OREO properties, and decreased $55,000 versus fourth quarter 2013.

The effective income tax rates for fourth quarter 2014, third quarter 2014 and fourth quarter 2013 were 15.41%, 12.82% and 17.92%, respectively.

Balance Sheet Summary:

Total assets for the period ending December 31, 2014 were $855 million compared with $638 million at September 30, 2014 and $587 million at December 31, 2013. Investments of $95 million include $11.9 million acquired from Riverside. Gross loans receivable at December 31, 2014 totaling $679 million include $204.8 million of loans acquired from the Riverside Bank transaction. The allowance for loan and lease losses of $5.4 million excludes the credit mark of $8.4 million related to the acquired Riverside loans as well as the historical Riverside allowance of $2.7 million which was eliminated as required in the purchase accounting process.

Goodwill increased by $2.7 million to $12.5 million at December 31, 2014 as a result of closing the Riverside acquisition. This increase reflects $5.4 million related to loans, offset by decreases due to deferred tax assets of $1.3 million and $1.4 million related to various other assets and liabilities. Intangible assets increased, as a result of the creation of $2.2 million in core deposit intangible assets related to the acquisition of Riverside, from $872 thousand at September 30, 2014 to $3.0 million at December 31, 2014.

Total Deposits increased by $193 million to $715 million during the quarter. This increase includes $204.4 million of deposits acquired in the Riverside transaction.

Shareholders’ equity of $102 million reflects the increase of $27 million related to the Riverside transaction.

Loans

Net loans receivable increased $211.4 million during fourth quarter 2014 to $673.3 million at December 31, 2014, compared with $461.9 million at September 30, 2014, and increased $235.1 million for full year 2014, compared with $438.2 million at December 31, 2013. December’s totals include Riverside loans of $196.6 million which reflect a credit mark of $8.4 million and an interest rate mark of $175,000.

Asset Quality

Non-performing assets increased $1.9 million during fourth quarter 2014 to $10.9 million, or 1.27% of assets at December 31, 2014, from $8.9 million, or 1.4% of assets at September 30, 2014, and increased $3.3 million in 2013 from $7.5 million, or 1.29% of assets at December 31, 2013.

Fourth quarter 2014 non-performing assets activity included: $2.6 million of loans placed on non-accrual status; $325,000 of loan charge-offs; $65,000 of loan repayments; $313,000 of loans paid off; $337,000 reinstated to accrual; and, $354,000 in inter-month tax advances and change in 90 day past due status.

Non-performing assets include OREO of $1.0 million at December 31, 2014, compared with $333,000 at September 30, 2014, and $377,000 at December 31, 2013.

Total impaired and potential problem loans increased $5.4 million during fourth quarter 2014 to $32.0 million, or 4.7% of gross loans receivable at December 31, 2014, from $26.6 million, or 5.7% of gross loans receivable at September 30, 2014, and increased $7.2 million for year-to-date 2014 from $24.8 million, or 5.6% of gross loans receivable at December 31, 2013.

Loans past due 30 days or more increased $2.9 million during fourth quarter 2014 to $12.1 million, or 1.8% of gross loans receivable at December 31, 2014, from $9.3 million, or 2.0% of gross loans receivable at September 30, 2014, and increased $1.1 million in 2014 from $11.0 million, or 2.5% of gross loans receivable at December 31, 2013.

The provision for loan losses for fourth quarter 2014 was $165,000 versus $318,000 for third quarter 2014 and $190,000 for fourth quarter 2013. Net loan charge-offs were $190,000, $36,000 and $163,000, for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, declined to 0.79%, versus 1.15% for third quarter 2014 and 1.06% for fourth quarter 2013. Loans acquired from the Riverside transaction have been recorded at fair value which includes a reduction for estimated credit losses and without a carryover of Riverside’s historical allowance for loan losses. This will result in a lower allowance for loan and lease losses as a percentage of total loans and leases than we historically have had.

Salisbury has cooperative relationships with the vast majority of its non-performing loan customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Book value and tangible book value per common share decreased $3.20 and $2.66, respectively, during fourth quarter 2014, to $31.34 and $25.84, respectively. Tangible book value excludes goodwill and core deposit intangibles.

Shareholders’ equity increased $26.3 million in fourth quarter 2014 to $101.8 million at December 31, 2014. Contributing to the increase in shareholders’ equity for fourth quarter 2014 was net income of $0.2 million, a decrease in accumulated other comprehensive income of $0.8 million, $27.3 million attributable to the Riverside merger and common and preferred stock dividends paid of $0.5 million.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2014 the Bank’s Tier 1 leverage and total risk-based capital ratios were 10.95% and 12.77%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 12.31% and 14.29%, respectively.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $44.9 million and to augment its regulatory capital ratios.

Wealth Assets Under Management

Assets Under Management declined $31.2 million in the fourth quarter primarily as a result of one-time events related to the termination of the defined benefit pension plan and the revision of the basis of Life Insurance Trusts. These reductions have no revenue related impact. To a lesser extent there was also a net decline in Wealth Assets under management as a result of normal operations.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2014	December 31, 2013
ASSETS
Cash and due from banks	$13,280	$5,926
Interest bearing demand deposits with other banks	22,825	6,785
Total cash and cash equivalents	36,105	12,711
Interest bearing time deposits with other banks	—	738
Securities
Available-for-sale at fair value	91,312	94,491
Federal Home Loan Bank of Boston stock at cost	3,515	5,340
Loans held-for-sale	568	173
Loans receivable, net (allowance for loan losses: $5,358 and $4,683)	673,330	438,178
Other real estate owned	1,002	377
Bank premises and equipment, net	14,431	11,611
Goodwill	12,552	9,829
Intangible assets (net of accumulated amortization: $2,258 and $1,967)	2,990	576
Accrued interest receivable	2,334	1,760
Cash surrender value of life insurance policies	13,314	7,529
Deferred taxes	2,428	260
Other assets	1,546	3,536
Total Assets	$855,427	$587,109
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$161,386	$84,677
Demand (interest bearing)	117,169	81,932
Money market	174,274	120,550
Savings and other	121,387	107,171
Certificates of deposit	141,210	83,039
Total deposits	715,426	477,369
Repurchase agreements	4,163	2,554
Federal Home Loan Bank of Boston advances	28,813	30,411
Capital lease liability	424	425
Accrued interest and other liabilities	4,780	3,560
Total Liabilities	753,606	514,319
Commitments and contingencies	—	—
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 5,000,000 and 3,000,000;
Issued: 2,720,766 and 1,710,121	272	171
Unearned compensation - restricted stock awards	(313)	(335)
Paid-in capital	41,077	13,668
Retained earnings	42,677	42,240
Accumulated other comprehensive income, net	2,108	1,046
Total Shareholders' Equity	101,821	72,790
Total Liabilities and Shareholders' Equity	$855,427	$587,109

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2014	2013	2014	2013
Interest and dividend income
Interest and fees on loans	$5,633	$4,563	$19,616	$17,978
Interest on debt securities
Taxable	331	398	1,406	1,757
Tax exempt	410	507	1,704	1,948
Other interest and dividends	42	9	129	67
Total interest and dividend income	6,416	5,477	22,855	21,750
Interest expense
Deposits	385	376	1,465	1,813
Repurchase agreements	3	2	8	6
Capital lease	18	—	47	—
Federal Home Loan Bank of Boston advances	293	308	1,184	1,243
Total interest expense	699	686	2,704	3,062
Net interest income	5,717	4,791	20,151	18,688
Provision for loan losses	165	190	1,134	1,066
Net interest and dividend income after provision for loan losses	5,552	4,601	19,017	17,622
Non-interest income
Trust and wealth advisory	786	775	3,295	3,074
Service charges and fees	665	612	2,473	2,298
Gains on sales of mortgage loans, net	21	78	64	579
Mortgage servicing, net	15	38	94	35
Other	92	67	326	319
Total non-interest income	1,579	1,570	6,252	6,305
Non-interest expense
Salaries	2,511	1,960	8,287	7,467
Employee benefits(1)	981	664	3,157	2,804
Premises and equipment	988	609	3,090	2,398
Data processing	564	370	1,818	1,514
Professional fees	875	529	2,360	1,524
Collections and OREO	160	215	458	519
FDIC insurance	121	120	461	470
Marketing and community support	54	67	409	393
Amortization of intangibles	97	56	290	222
Other	501	387	1,808	1,624
Total non-interest expense	6,852	4,977	22,138	18,935
Income before income taxes	279	1,194	3,131	4,992
Income tax provision	43	214	610	909
Net income	$236	$980	$2,521	$4,083
Net income available to common shareholders	$196	$940	$2,355	$3,922

Basic earnings per common share	$0.10	$0.55	$1.32	$2.30
Diluted earnings per common share	0.10	0.55	1.32	2.30
Common dividends per share	0.28	0.28	1.12	1.12

 (1) Includes net defined benefit termination expense of $208,000.

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q4 2014	Q3 2014	Q2 2014	Q1 2014	Q4 2013
Total assets	$855,427	$638,089	$621,476	$589,771	$587,109
Loans receivable, net	673,330	461,913	456,627	446,518	438,178
Total securities	94,827	88,960	92,884	98,015	99,831
Deposits	715,426	522,294	507,361	477,512	477,369
FHLBB advances	28,813	29,218	29,619	30,017	30,411
Shareholders’ equity	101,821	75,516	75,000	74,001	72,790
Wealth assets under management	385,316	416,510	429,093	439,951	431,793
Non-performing loans	9,890	8,611	8,379	8,149	7,172
Non-performing assets	10,892	8,945	8,757	8,527	7,549
Accruing loans past due 30-89 days	4,128	1,294	2,306	4,021	5,374
Net interest and dividend income	5,717	4,754	4,905	4,775	4,791
Net interest and dividend income, tax equivalent	6,038	5,075	5,227	5,104	5,115
Provision for loan losses	165	318	314	337	190
Non-interest income	1,579	1,553	1,682	1,438	1,571
Non-interest expense	6,852	5,108	5,068	5,110	4,977
Income before income taxes	279	881	1,205	766	1,194
Income tax provision	43	113	239	215	214
Net income	236	768	966	551	980
Net income available to common shareholders	196	728	926	505	940

Per share data
Basic earnings per common share	$0.10	$0.43	$0.54	$0.29	$0.55
Diluted earnings per common share	0.10	0.43	0.54	0.29	0.55
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	31.54	34.74	34.44	33.90	33.21
Tangible book value per common share - Non-GAAP(1)	25.84	28.50	28.15	27.85	27.12

Common shares outstanding at end of period	2,721	1,713	1,713	1,711	1,710
Weighted average common shares outstanding, to calculate basic earnings per share	1,977	1,693	1,691	1,691	1,691
Weighted average common shares outstanding, to calculate diluted earnings per share	1,981	1,693	1,691	1,691	1,691

Profitability ratios
Net interest margin (tax equivalent)	3.68%	3.39%	3.74%	3.72%	3.71%
Efficiency ratio(2)	77.84	75.92	72.35	77.11	71.77
Non-interest income to operating revenue	21.65	24.62	25.54	23.14	24.68
Effective income tax rate	15.41	12.82	19.85	28.02	17.92
Return on average assets	0.11	0.45	0.62	0.35	0.64
Return on average common shareholders’ equity	1.18	4.85	6.32	3.53	6.69

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.14%	0.03%	0.09%	0.12%	0.15%
Non-performing loans to loans receivable, gross	1.46	1.84	1.82	1.81	1.62
Accruing loans past due 30-89 days to loans receivable, gross	0.61	0.28	0.50	0.89	1.22
Allowance for loan losses to loans receivable, gross	0.79	1.15	1.11	1.09	1.06
Allowance for loan losses to non-performing loans	54.18	62.52	60.89	60.05	65.30
Non-performing assets to total assets	1.27	1.40	1.41	1.45	1.29

Capital ratios
Common shareholders' equity to assets	10.03%	9.33%	9.49%	9.83%	9.67%
Tangible common shareholders' equity to assets - Non-GAAP(1)	8.37	7.78	7.90	8.22	8.04
Tier 1 leverage capital	12.31	9.85	10.50	10.65	10.65
Total risk-based capital	14.29	16.27	16.11	16.42	16.46

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

(2) Calculated using SNL’s (publicly recognized resource of bank data) methodology, as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and nonrecurring FHLBB prepayment fees, litigation expenses, and one-time pension termination expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2014	Q3 2014	Q2 2014	Q1 2014	Q4 2013
Shareholders' Equity	$101,821	$75,516	$75,000	$74,001	$72,790
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	85,821	59,516	59,000	58,001	56,790
Less: Goodwill	(12,552)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(2,990)	(872)	(946)	(520)	(576)
Tangible Common Shareholders' Equity	$70,279	$48,815	$48,225	$47,652	$46,385
Total Assets	$855,427	$638,089	$621,476	$589,771	$587,109
Less: Goodwill	(12,552)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(2,990)	(872)	(946)	(520)	(576)
Tangible Total Assets	$839,885	$627,388	$610,701	$579,422	$576,704
Common Shares outstanding	2,721	1,713	1,713	1,711	1,710

Book value per Common Share – GAAP	$31.54	$34.74	$34.44	$33.90	$33.21
Tangible book value per Common Share - Non-GAAP	25.84	28.50	28.15	27.85	27.12

Common Equity to Assets – GAAP	10.03%	9.33%	9.49%	9.83%	9.67%
Tangible Common Equity to Tangible Assets – Non-GAAP	8.37	7.78	7.90	8.22	8.04

Non-interest expense	$6,852	$5,108	$5,068	$5,110	$4,977
Less: Amortization of core deposit intangibles	(97)	(75)	(63)	(56)	(56)
Less: Foreclosed property expense	(114)	(1)	(5)	(10)	(123)
Less: Strategic initiatives	(1,596)	(197)	(90)	(301)	(233)
Operating Expenses	$5,045	$4,835	$4,910	$4,743	$4,565
Net interest and dividend income, tax equivalent	$6,038	$5,075	$5,227	$5,104	$5,115
Non-interest income	1,579	1,553	1,682	1,438	1,571
Operating Revenue	$7,617	$6,628	$6,909	$6,542	$6,686
Efficiency Ratio less strategic initiatives	66.19%	72.94%	71.07%	72.49%	68.27%